Exhibit 99.1

Amicus Therapeutics Announces First Quarter 2016

Financial Results and Corporate Updates

Positive CHMP Opinion for Broad Label of Migalastat

for Fabry Disease in Patients with Amenable Mutations

Actively Enrolling Patients Across Multiple Sites in Clinical Study to Investigate

Novel Enzyme Replacement Therapy for Pompe Disease

Company to Remain Within Original Full-Year 2016 Net Cash Spend Guidance of $135M-$155M

CRANBURY, NJ, May 3, 2016 — Amicus Therapeutics (Nasdaq: FOLD), a biotechnology company at the forefront of therapies for rare and orphan diseases, today announced financial results for the first quarter ended March 31, 2016. The Company also provided program updates and reiterated full-year 2016 net cash spend guidance.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “At Amicus we have a clear vision to build a leading global biotechnology company focused on rare and devastating diseases. The positive CHMP opinion in Europe was a pivotal event for our company and for people living with Fabry disease. Our extraordinary international commercial team now stands ready to launch migalastat upon formal EC adoption. We also remain committed to advancing therapies for all patients with Fabry disease, including those with mutations that are non-amenable to migalastat. Thus, following the positive CHMP Opinion last month, we have also selected a novel Fabry ERT cell line to move forward in development for patients with these non-amenable mutations. With these two products, a precision medicine small molecule and a novel ERT, our vision is to have a medicine available to help all Fabry patients. Indeed, we believe that today our three lead clinical programs in Fabry, Pompe and EB each have the potential to extend and enhance the lives of people living with these respective disorders. This mission is our passion and our focus.”

First Quarter 2016 Financial Results

•                  Cash, cash equivalents, and marketable securities totaled $165.9 million at March 31, 2016 compared to $214.0 million at December 31, 2015.

•                  Total operating expenses in the first quarter of 2016 increased to $43.0 million compared to $24.1 million for the first quarter 2015 primarily due to increases in pre-commercial costs for the Fabry monotherapy program, the addition of the SD-101 program for EB, as well as manufacturing scale-up and clinical trial costs for the Pompe program.

•                  Net loss was $43.7 million, or $0.35 per share, compared to a net loss of $24.3 million, or $0.25 per share, for the first quarter 2015.

2016 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $165.9 million at March 31, 2016. The Company’s balance sheet was strengthened during the second quarter of 2016 with $16.2 million in net proceeds under the existing at-the-marketing (ATM) financing facility.  In addition, the Company plans to access an additional $10.0 million under an existing debt facility.

Based on a detailed financial review after the positive CHMP opinion and through the continued careful management of expenses, the Company expects to remain within the original 2016 net cash spend guidance of between $135 million and $155 million. The current cash position, including proceeds raised from the ATM and the additional debt, is projected to fund operations into mid-2017.

Program Highlights

Migalastat for Fabry Disease

Migalastat is an oral personalized medicine intended to treat Fabry disease in patients who have amenable genetic mutations. Amicus has built a commercial organization that is prepared to launch migalastat upon approval in the EU and other international territories.

On April 1, 2016, the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion in favor of approval of migalastat as a first line therapy for Fabry disease in all patients who have an amenable genetic mutation. The label approved by the CHMP includes 269 Fabry causing amenable mutations, which represent up to half of all patients with Fabry disease.

The proposed indication for migalastat is for long-term treatment of adults and adolescents aged 16 years and older with a confirmed diagnosis of Fabry disease (alpha-galactosidase A deficiency) and who have an amenable mutation. A final decision from the European Commission (EC) is expected in the second quarter of 2016, after which the Company will begin the country-by-country reimbursement processes.

In the U.S., Amicus has substantially completed the Integrated Safety Summary across all clinical studies as requested by the U.S. Food and Drug Administration (FDA). New data analyses include gastrointestinal symptom data as well as histopathology data and longer-term renal and cardiac data across both Phase 3 clinical studies that were presented at WORLDSymposium™ 2016. The Company anticipates meeting with the FDA in mid-2016 to present these data and discuss a potential pathway to submit a New Drug Application (NDA) for migalastat in the U.S.

On the heels of a positive CHMP Opinion, Amicus is committed to delivering the highest quality therapies for all patients with Fabry disease beginning with migalastat as a personalized medicine for Fabry patients with amenable mutations. For patients with non-amenable mutations, the Company is leveraging its CHART technology and advanced biologics capabilities to move forward with a proprietary Fabry ERT cell line for co-formulation with migalastat. Master cell banking is now complete and process development work is underway. The Company intends to provide preclinical data and more information on the development pathway for this novel ERT in Fabry disease in the second half of 2016.

Anticipated Upcoming Fabry Disease Program Milestones:

•                  EC adoption and EU launch

•                  Expanded Access Program (EAP) in additional international territories

•                  Publication of Phase 3 Clinical Study 011 data

•                  FDA meeting and U.S. regulatory update

•                  Fabry ERT cell line development and preclinical data

ATB200/AT2221 for Pompe Disease

Patient dosing has begun in a global clinical study (ATB200-02) to investigate ATB200/AT2221, a novel treatment paradigm that consists of ATB200, a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme with an optimized carbohydrate structure to enhance uptake, co-administered with AT2221, a pharmacological chaperone to improve activity and stability. Up to approximately a dozen clinical sites are expected to participate in this study.

Anticipated 2016 Pompe Disease Program Milestones:

•                  Interim data from clinical study ATB200-02

SD-101 for Epidermolysis Bullosa (EB)

SD-101 is a novel, late-stage, proprietary topical treatment and potential first-to-market therapy for EB. SD-101 is currently being investigated in a registration-directed Phase 3 study (ESSENCE, also known as SD-005) to support global regulatory submissions. The company began a rolling NDA submission for SD-101 in the fourth quarter of 2015.

SD-101 was granted FDA Breakthrough Therapy designation in 2013 based on results from a Phase 2a study for the treatment of lesions in patients suffering with EB. SD-101 is the first-ever treatment in clinical studies to show improvements in wound closure across all major EB types.

Anticipated 2016 EB Program Milestones:

•                  Phase 2b (Study SD-003) data poster at Society of Investigative Dermatology’s (SID) 2016 SID Annual Meeting in Scottsdale, AZ from May 11-14, 2016

•                  Completion of enrollment in Phase 3 study

•                  Top-line Phase 3 data

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, May 3, 2016 at 8:30 a.m. ET to discuss first quarter 2016 financial results and corporate updates. Interested participants and investors may access the conference call at 8:00 a.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicusrx.com/events.cfm, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 11:30 a.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 98970481.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as novel enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and other Lysosomal Storage Disorders.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of our product candidates, the timing and reporting of results from preclinical studies and clinical trials, the prospects and timing of the potential regulatory approval of our product candidates, commercialization plans, financing plans, and the projected cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities, and in particular the potential goals, progress, timing, and results of preclinical studies and clinical trials and the expected timing of the EMA’s final decision with respect to regulatory approval of migalastat in the European Union, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that results of clinical or preclinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities, including the EMA, may not grant or may delay approval for our product candidates; the potential that we may not be successful in commercializing our product candidates if and when approved; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; and the potential that we will need additional funding to complete all of our studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Senior Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months
	Ended March 31,
	2016	2015
Operating Expenses:
Research and development	$23,425	$16,113
General and administrative	15,701	6,427
Changes in contingent consideration payable	3,152	1,000
Restructuring charges	50	10
Depreciation	673	508
Total operating expenses	43,001	24,058
Loss from operations	(43,001)	(24,058)
Other income (expenses):
Interest income	307	171
Interest expense	(945)	(372)
Other expense	(52)	(29)
Net loss	$(43,691)	$(24,288)

Net loss per common share — basic and diluted	$(0.35)	$(0.25)
Weighted-average common shares outstanding — basic and diluted	125,178,517	95,743,416

See accompanying notes to consolidated financial statements

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$23,510	$69,485
Investments in marketable securities	142,341	144,548
Prepaid expenses and other current assets	2,662	2,568
Total current assets	168,513	216,601

Property and equipment, less accumulated depreciation and amortization of $13,996 and $13,353 at March 31, 2016 and December 31, 2015, respectively	8,413	6,178
In-process research & development	486,700	486,700
Goodwill	197,797	197,797
Other non-current assets	1,484	1,108
Total Assets	$862,907	$908,384

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$22,501	$32,216
Current portion of contingent consideration payable	41,926	41,400
Total current liabilities	64,427	73,616

Deferred reimbursements	35,756	35,756
Due to related party	38,509	41,601
Contingent consideration payable, less current portion	235,303	232,677
Deferred tax liability	176,219	176,219
Other non-current liability	1,061	681

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 125,221,637 shares issued and outstanding at March 31, 2016, 125,000,000 shares authorized, 125,027,034 shares issued and outstanding at December 31, 2015	1,308	1,306
Additional paid-in capital	921,234	917,454
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(65)	—
Unrealized gain/(loss) on available for sale securities	114	(115)
Warrants	12,298	8,755
Accumulated deficit	(623,257)	(579,566)
Total stockholders’ equity	311,632	347,834
Total Liabilities and Stockholders’ Equity	$862,907	$908,384

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